LEGG MASON GLOBAL ASSET MANAGEMENT TRUST

CUSTODIAN AGREEMENT

Appendix A

Legg Mason Global Asset Management Trust

Legg Mason BW International Opportunities Bond Fund

Legg Mason Manager Select Large Cap Growth Fund

Legg Mason Manager Select Large Cap Value Fund

Legg Mason Strategic Real Return Fund

Legg Mason Capital Management Research Fund

Legg Mason BW Diversified Large Cap Value Fund